UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive
Shelton, Connecticut 06484
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Election of Director

On December 10, 2008, Michael Crawford was elected to the board of directors (the “Board”) of TranSwitch Corporation (the “Corporation”).

Mr. Crawford, is a senior analyst at B. Riley & Co, a FINRA and SIPC member firm providing research and trading ideas to institutional clients and high net worth individuals, and investment banking services to a wide range of middle market private and public companies.  In April 2007 he joined Riley Investment Management LLC, an investment adviser which provides investment management services, as Research Director.  Riley Investment Management LLC is the general partner of Riley Investment Partners Master Fund, L.P.  From 2005 through 2007, Mr. Crawford served as Research Director of Barrington Wilshire, Inc.  Prior to that time, he was a senior analyst with B. Riley & Co.  Mr. Crawford earned his Bachelor of Science from UC Berkeley in 1988 and an MBA at USC’s Marshall School of Business in 1998.

Option Grants to Non-Employee Director

Each non-employee director of TranSwitch is entitled to participate in TranSwitch’s 2008 Equity Incentive Plan. In accordance with customary practices for new directors, Mr. Crawford was granted an option to purchase 37,500 shares of TranSwitch common stock upon joining the Board, valued at the closing price on the date of such grant. One-third of such options vests immediately, one-third of such options vests after the first year of service and the remaining one-third of such options vests after two years of service.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release, dated December 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

December 16, 2008	By:	/s/ Robert A. Bosi
	Name:	Robert A. Bosi
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 16, 2008.